SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2005

Youbet.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26015	95-4627253

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5901 De Soto Avenue, Woodland Hills, California	91367

(Address of principal executive offices)	(Zip Code)

(818) 668-2100

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

The information included pursuant to Item 2.01 below is incorporated herein by reference.

Item 2.01. Completion of Acquisition of Disposition of Assets.

     On June 2, 2005, Youbet.com, Inc. (“Youbet”), indirectly through two newly-formed acquisition subsidiaries, completed its acquisition of all of the issued and outstanding equity interests of International Racing Group N.V. (“IRG”), a pari-mutuel wagering company based in Curacao, Netherlands Antilles, and an affiliated company, It’s All Good Buddy, Inc., a Nevada corporation (“IAGB”). Pursuant to the terms of a Stock Purchase Agreement, dated as of June 1, 2005, the consideration paid at closing was $3.0 million, comprised of $2.0 million in cash and an aggregate of 166,668 shares of Youbet common stock at closing, and may be required to pay up to an additional $9.7 million in installment and other payments, plus annual earn-out payments, over the three-year period following the closing based on IRG’s future performance. All shares of Youbet common stock delivered in connection with closing the acquisition were issued from Youbet’s treasury stock. The following is a summary of the material terms of the Stock Purchase Agreement and certain related agreements. As a summary of the material terms of the Stock Purchase Agreement, it does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Stock Purchase Agreement attached hereto as Exhibit 2.1, and incorporated herein by this reference.

     The purchase price paid at closing consisted of: (i) $2.0 million in cash; (ii) 55,557 shares of Youbet common stock, subject to a one-year lock-up period; and (iii) 111,111 shares of Youbet common stock, subject to a one-year lock-up period as well as a restricted stock agreement. Under the restricted stock agreement, half of the shares described in clause (iii) vest on the first anniversary of the closing date, and the other half vest on the second anniversary of the closing date. Youbet has granted piggyback registration rights to the sellers with respect to these shares of Youbet common stock, subject to the lock-up and restricted stock agreements, as applicable.

     In addition to the cash and treasury stock referenced in the preceding paragraph, under the Stock Purchase Agreement, the sellers may be entitled to receive up to $1.9 million per year in three annual installment payments based on the gross amount of wagers (i.e., handle) and net yield on such handle generated by IRG. The sellers may also be entitled to receive up to $0.5 million per year in additional payments based on the IRG operations achieving specified handle and yield thresholds. If a specified handle target is met during any anniversary year, the sellers may be entitled to receive an additional payment equal to 1% of any handle that exceeds the target amount. Finally, if a specified aggregate handle threshold is met over the three-year period after the closing, then a final payment of $2.5 million will be payable to the sellers. Youbet may take specified offsets against certain of these payments. These additional payments and the potential offsets are referenced in Schedule 1.3(a) to the Stock Purchase Agreement, which has been included and filed with Exhibit 2.1.

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     The sellers, on the one hand, and Youbet’s acquisition subsidiaries, on the other hand, are obligated to indemnify the other for matters arising under the Stock Purchase Agreement. In addition, upon complying with certain procedural requirements, the Youbet acquisition subsidiaries have a right of setoff against amounts otherwise payable to sellers under the Stock Purchase Agreement for damages, including any breach of a representation or warranty. Finally, Youbet agreed to guarantee certain of its acquisition subsidiaries’ obligations under the Stock Purchase Agreement.

     Under the terms of a management agreement, a management company owned by the sellers will receive $150,000 per year for the provision of consulting services related to the IRG business. The initial term of the management agreement is three years. In addition, the sellers have entered into a 10-year non-competition agreement. If sellers breach the non-competition agreement, Youbet has the right to, among other things, repurchase certain of the shares of Youbet common stock held by the sellers at par value pursuant to the terms of the restricted stock agreement.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements and Exhibits.

Not applicable.

(b)	Pro Forma Financial Information.

Pro forma financial information associated with the acquisition of IRG is included with this report as Exhibit 99.1.

(c)	Exhibits:

2.1	Stock Purchase Agreement, dated as of June 1, 2005, by and among IRG Holdings Curacao, N.V., IRG US Holdings Corp., International Racing Group, N.V., It’s All Good Buddy, Inc., Louis J. Tavano, James Scott and Richard M. Tavano.

99.1	Unaudited Pro Forma Financial Statements of Youbet.com, Inc.

(a)	Unaudited Pro Forma Consolidating Balance Sheet as of March 31, 2005.

(b)	Unaudited Pro Forma Consolidating Statement of Operations for the three months ended March 31, 2005.

(c)	Unaudited Pro Forma Consolidating Statement of Operations for the year ended December 31, 2004.

(d)	Notes to Unaudited Pro Forma Consolidating Financial Statements.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUBET.COM, INC.
Date: June 2, 2005	By:	/s/ Charles R. Bearchell
Charles R. Bearchell
Chief Financial Officer